Exhibit 10.1

7 JUNE 2011

ANDREW DYSON

AFFILIATED MANAGERS GROUP LIMITED

SERVICE AGREEMENT

Freshfields Bruckhaus Deringer LLP

THIS AGREEMENT is made on 7 June 2011

BETWEEN

(1)                                 AFFILIATED MANAGERS GROUP LIMITED which has its registered office at 17 Old Park Lane, 7th Floor, London W1K 1QT (the Company); and

(2)                                 ANDREW DYSON of 43 The Marlowes, St Johns Wood, London NW8 6NB (the Employee)

IT IS AGREED as follows:

1.                                      DEFINITIONS

In this Agreement the following expressions have the following meanings:

AMG means Affiliated Managers Group, Inc., the parent company of the Company;

Confidential Information means any confidential information received or acquired by the Employee from the Company or any Group Company or any of its or their partners, members, directors, employees, affiliates, customers or clients in pursuance of the Employee’s duties under this Agreement; which the Employee knew or ought reasonably to have known to be confidential concerning the business or affairs of (a) the Company, (b) any Group Company or (c) any of its or their partners, members, directors, employees, affiliates, customers or clients, including but not limited to information regarding trade secrets, marketing plans and strategies, business methods, business plans, processes, formulations, technical data, reports and forecasts, customer and client lists and information, hardware, software (including computer-based files and databases and other related applications), network, costs and pricing, finances, systems, information relating to portfolio investments or mandates, or potential portfolio investments or mandates, and lists and information concerning actual or possible investors in an entity managed, proposed to be managed or advised by the Company or any Group Company, and all non-public, competitively or technically valuable information;

Effective Date means 6 July 2011;

Employment means the Employee’s employment in accordance with the terms and conditions of this Agreement;

Group Company means AMG or any holding company (as defined in the Companies Act 2006) or subsidiary (as defined in the Companies Act 2006) of AMG or any subsidiary of any such holding company or any other company or limited liability partnership or partnership or similar entity in which AMG or any holding company or subsidiary of AMG directly or indirectly holds an ownership interest and Group will be construed accordingly; and

Prospective Client means any person, firm, company or entity with whom the Company or any Group Company was at any time during the period of 12 months immediately prior to the Termination Date negotiating with for the supply of goods or services by the Company or any Group Company or to whom the Company or any Group Company had at any time during the period of 12 months immediately prior to the Termination Date pitched for the supply of goods or services by the Company or any Group Company.

2.                                      TERM AND JOB DESCRIPTION

2.1                               The Employee shall be employed as an Executive Vice President and Head of Global Distribution.

2.2                               The Employment shall begin on the Effective Date.  The Employee’s period of continuous employment for all statutory purposes will also begin on the Effective Date.

2.3                               Subject to clause 13, the Employment will continue until terminated by either party giving to the other six months’ written notice.

3.                                      DUTIES

3.1                               The Employee will be responsible for the growth and development of the Group’s shared distribution platforms through enhancing (and without disrupting) the Group’s established relationship management model, including:

(a)                                 integrating the following holding company, US and global distribution platform functions into a world class sales, marketing and client service platform:

(i)	existing institutional sales platforms:

(ii)	holding company support efforts in operational and product areas;

(iii)	existing retail sales platforms:

(b)                                 positioning these platforms for growth after integration as well as leading the development of, and execution of, future distribution platforms (both institutional and retail); and

(c)                                  leading the development of shared cross-affiliate product and distribution initiatives.

3.2                               The Employee shall also perform such other duties consistent with the Employee’s position as may be assigned to him by the Company from time to time.

3.3                               The Employee will initially report to the Group’s President in relation to his management responsibilities (although the Employee acknowledges and agrees that reporting lines may reasonably be changed by AMG from time to time).

3.4                               The Employee’s working hours shall be such hours as may be necessary to properly perform the Employee’s duties.

3.5                               The Employee agrees, in accordance with Regulation 5 of the Working Time Regulations 1998 (the Regulations), that the provisions of Regulation 4(1) do not apply to him, and that the Employee shall give the Company three months’ notice in writing if the Employee wishes Regulation 4(1) to apply to him.

3.6                               The Employee will be based in the Company’s principal UK office or such other location at which the Company may from time to time require, although it is expected that he will be required to travel and work globally as necessary or appropriate for the proper performance of the Employee’s duties under the Employment.  For the avoidance of doubt, the Company and Employee agree that in the event the Employee is required to move from the London office prior to the end of 2012 and declines to move, the Employee will nevertheless be entitled to the bonuses referenced in clause 5.3 herein, and the notice term in clause 2.3 (or alternative provision under clause 13.2).

3.7                               The Employee agrees to act in accordance with all applicable laws and regulatory requirements, both in and outside the UK.

4.                                      SALARY

4.1                               The Employee’s initial salary is £214,000 (less any required deductions) on an annualized basis.  The salary will be reviewed annually during the Employment, with the first review expected to take place at 2011 calendar year-end.  No salary review will be undertaken after notice has been given by either party to terminate the Employment.  The Company is under no obligation to increase the Employee’s salary following a salary review, but will not decrease it.

4.2                               The Employee’s salary will accrue on a daily basis, and will be payable in advance in equal monthly instalments.

4.3                               The Employee agrees that, pursuant to Part II of the Employment Rights Act 1996, the Company has the right to deduct from the Employee’s salary and/or bonus any amount owed to the Company or any Group Company by the Employee.

5.                                      ANNUAL BONUS

5.1                               The Employee is eligible to participate in the Company’s discretionary bonus plan but, except as set out in clause 5.3 below, the Employee has no contractual entitlement to receive any bonus.

5.2                               The factors that will be taken into account in determining whether to award the Employee a discretionary bonus, and if so in what amount, may include, but will not be limited to, the Company’s financial performance as a whole, the Company’s need to retain the Employee in employment and the Employee’s individual performance. The Employee’s individual performance will be assessed by reference both to financial performance and performance in meeting any other objectives set by the Company, including mutually agreeable key performance indicators (KPIs), which will be set by the Employee and the Company within three months of the Effective Date, and within three months of the beginning of each calendar year thereafter.  The satisfactory achievement of these KPIs will be one of the factors used to assess the Employee’s individual performance each year.

5.3                               For each of the calendar years 2011 and 2012, and subject to clause 5.4, the Employee will be paid a minimum annualised bonus of £918,000 (as applicable, the Guaranteed Bonus or Guaranteed Bonuses), pro-rated for actual service time (i.e., in 2011, from July 6-December 31) less any required deductions.  Notwithstanding any other provision of this agreement (including clause 8.3), the Guaranteed Bonuses shall be paid entirely in cash, and shall not be deferred.

5.4                               Except as set out in this clause 5.4, the Employee will only be eligible to receive payment of any discretionary bonus if he is in the Company’s employment at the date of payment (which will normally be in January of the year following the year in which the bonus relates) and he has not given or received notice to terminate his employment in accordance with clause 2 or clause 13 of this Agreement or otherwise.  Notwithstanding the above, the Employee will remain entitled to any unpaid Guaranteed Bonus where his employment is terminated by the Company (or he is under notice of termination from the Company) before the payment date for the Guaranteed Bonus unless such termination has taken effect or notice has been given in accordance with clause 13.3 of this Agreement or for any other reason justifying summary termination at law.

5.5                               Payment of a bonus in any year does not give rise to any obligation on the Company to make a payment in any subsequent or future year.

6.                                      ELIGIBILITY FOR EQUITY COMPENSATION

6.1                               The Employee will also be eligible to participate in the AMG Long-Term Equity Interests Plan (the LTEIP).  The Employee shall be granted an award of 71.43 Units (or its equivalent) under the LTEIP, under terms substantially similar to those described in Exhibit A to this Agreement.  Any further grants under the LTEIP are at AMG’s discretion.  For the avoidance of doubt, the Company and Employee agree that regardless of the final terms of the initial LTEIP grant, the Company will ensure that either (i) the Employee is not taxed upon the grant of the Units or (ii) in the event that the Employee is deemed under applicable laws or with the prior agreement of the Company elects to be taxed upon grant of the Units, the Employee is held harmless for any income tax and social security contributions payable by him as a consequence of the initial LTEIP grant.

6.2                               The Employee shall be eligible to participate in the AMG 2011 Stock Option and Incentive Plan (the SOIP).  The Employee shall be granted options over 50,000 shares of common stock of AMG with a par value of $.01 per share under the SOIP, under the terms described in Exhibit B to this Agreement.  Any further grants under the SOIP are at AMG’s discretion.

7.                                      EXPENSES

The Company will reimburse (or procure the reimbursement of) all out-of-pocket expenses properly and reasonably incurred by the Employee in the course of the Employee’s Employment subject to production of receipts or other appropriate evidence of payment, in accordance with the Company’s policies from time to time in force.

8.                                      BENEFITS; COMPENSATION STRUCTURE GENERALLY

8.1                               The Company will provide a set of benefits for which the Employee will be eligible.

8.2                               Subject to clause 8.3, such benefits shall include health insurance, life insurance, retirement plan benefits, long-term disability and travel insurance.

8.3                               The compensation and benefits structure may be adjusted from time to time (including adjustments to amounts and rates, timings of payment and types of benefits offered), at the Company’s absolute discretion.

9.                                      HOLIDAY

9.1                               The Employee is entitled to 25 working days’ paid holiday (on an annualized basis) per calendar year during the Employment (in addition to public holidays in England), to be taken at a time or times convenient to the Company. The right to paid holiday will accrue pro-rata during each calendar year of the Employment, and the Employee’s amount of paid holiday will be pro-rated for partial calendar years.

9.2                               Up to a maximum of 5 days’ accrued but untaken holiday may be carried forward to the next calendar year.  Subject to clause 9.3 the Employee have no entitlement to be paid in lieu of accrued but untaken holiday.

9.3                               On termination of the Employment, the Employee’s entitlement to accrued holiday pay shall be calculated on a pro-rata basis (which calculation shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Employee’s salary).  If the Employee has taken more working days’ paid holiday than the Employee’s accrued entitlement, the Company is authorised to deduct the appropriate amount from the Employee’s final salary instalment (which deduction shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Employee’s salary.)

10.                               SICKNESS AND OTHER INCAPACITY

10.1                        Subject to the Employee’s compliance with the Company’s policy on notification and certification of periods of absence from work, the Employee will continue to be paid the Employee’s full salary during any period of absence from work due to sickness, injury or other incapacity, up to a maximum of 12 weeks in aggregate (or such longer period as necessary for insurance coverage under the Company’s policies to begin, and provided that such period does not exceed 26 weeks) in any period of 52 consecutive weeks.  Such payment will be inclusive of any statutory sick pay payable in accordance with applicable legislation in force at the time of absence.

10.2                        The Employee will not be paid during any period of absence from work (other than due to holiday, sickness, injury or other incapacity) without the prior permission of the Company.

11.                               OTHER INTERESTS

During the Employment the Employee will not (without the Company’s prior written consent) be directly or indirectly engaged, concerned or interested in any other business activity, trade or occupation. Consent given in accordance with this clause may be withdrawn at any time.

12.                               DISCIPLINARY AND GRIEVANCE PROCEDURES

Details of the Company’s disciplinary and grievance procedures are available upon request.  These procedures do not form part of the Employee’s contract of employment.

13.                               TERMINATION

13.1                        Either party may terminate the Employment in accordance with clause 2.3.

13.2                        The Company may, in its sole discretion, terminate the Employment at any time with immediate effect and pay a sum in lieu of notice (the Payment in Lieu). The Payment in Lieu shall be equal to:

(a)                                 the basic salary which the Employee would have been entitled to receive under this Agreement during the notice period referred to at clause 2.3 if notice had been given (or, if notice has already been given, during the remainder of the notice period) (the Relevant Period);

(b)                                 any employer contributions in respect of insurances and pension contributions provided pursuant to clause 8 which the Employee would have been entitled to receive for the Relevant Period; and

(c)                                  any unpaid Guaranteed Bonus to which the Employee is entitled in accordance with clause 5.4.

For the avoidance of doubt, the Employee will not be entitled to receive any payment in addition to the Payment in Lieu in respect of (i) any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made; or (ii) save in respect of any Guaranteed Bonus to which the Employee is entitled in accordance with clause 5.4, any bonus payment that might otherwise have been due during the period for which the Payment in Lieu is made.

The Payment in Lieu shall be subject to such deductions as may be required by law.

13.3                        The Company may also terminate the Employment immediately and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) if the Employee:

(a)                                 commits any serious or (after warning) repeated breach of any material obligation under this Agreement or the Employment;

(b)                                 is guilty of serious misconduct which, in the Company’s reasonable opinion, has damaged or may damage the business or affairs of the Company or any other Group Company;

(c)                                  is guilty of conduct which, in the Company’s reasonable opinion, brings or is likely to bring the Employee, the Company or any other Group Company into disrepute;

(d)                                 is convicted of a criminal offence (other than a road traffic offence not subject to a custodial sentence);

(e)                                  is disqualified from acting as a director of a company by order of a competent court; or

(f)                                   is declared bankrupt or make any arrangement with or for the benefit of the Employee’s creditors or an administration order is made against the Employee under the County Courts Act 1984.

This clause shall not restrict any other right the Company may have (whether at common law or otherwise) to terminate the Employment summarily.

Any delay by the Company in exercising its rights under this clause shall not constitute a waiver of those rights.

13.4                        On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) the Employee will:

(a)                                 immediately deliver to the Company all books, documents, papers, computer records, computer data, credit cards, apparatus, equipment and any other property relating to the business of or belonging to the Company or any other Group Company which is in the Employee’s possession or under the Employee’s control.  The Employee is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any other Group Company; and

(b)                                 immediately pay to the Company or, as the case may be, any other Group Company all outstanding loans or other amounts due or owed to the Company or any Group Company.  The Employee confirms that, should he fail to do so, the Company is to be treated as authorised to deduct from any amounts due or owed to the Employee by the Company (or any other Group Company) a sum equal to such amounts.

13.5                        The Employee will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of, or employed by, the Company or any other Group Company.

13.6                        Upon any termination of employment, the Employee will be terminated from any and all offices, positions and directorships with the Company and any of its Group Companies, and agrees to execute any documents to effect such terminations.

14.                               SUSPENSION AND GARDENING LEAVE

14.1                        Where notice of termination has been served by either party whether in accordance with clause 2.3 or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Employee for the whole or any part of the relevant notice period and may require the Employee:

(a)                                 not to attend any premises of the Company or any other Group Company; and/or

(b)                                 to refrain from business contact with any customers, clients or employees of the Company or any Group Company; and/or

(c)                                  to take any holiday which has accrued under clause 9 during any period of suspension under this clause 14.1.

The provisions of clause 11 shall remain in full force and effect during any period of suspension under this clause 14.1.  The Employee will also continue to be bound by duties of good faith and fidelity to the Company during any period of suspension under this clause 14.1.

Any suspension under this clause 14.1 shall be on full salary and benefits (save that the Employee shall not be entitled to earn or be paid any bonus other than the Guaranteed Bonuses during any period of suspension).

14.2                        The Company may suspend the Employee from the Employment during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Employee.  Such suspension shall be on full salary and benefits (save that the Employee shall not be entitled to earn or be paid any bonus during any period of suspension, unless such investigation does not result in any adverse findings and so long as the Company reinstates the Employee following such suspension on the same employment terms in effect at the time of suspension).

15.                               RESTRAINT ON ACTIVITIES OF EMPLOYEE AND CONFIDENTIALITY

The Employee will keep secret and will not at any time (whether during the Employment or thereafter) use for the Employee’s own or another’s advantage, or reveal to any person, firm, company or organisation and shall use the Employee’s best endeavours to prevent the publication or disclosure of any Confidential Information.

The restrictions in this clause shall not apply:

(a)                                 to any disclosure of information which is already in the public domain otherwise than by breach of this Agreement;

(b)                                 to any disclosure of information which was known to, or in the possession of, the Employee prior to his receipt of such information from the Company or any Group Company whenever so received;

(c)                                  to any disclosure of information which has been conceived or generated by the Employee independently of any information or materials received or acquired by the Employee from the Company or any Group Company;

(d)                                 to any disclosure or use authorised by the Company or required by the Employment or by any applicable laws or regulations, provided that the Employee promptly notifies the Company when any such disclosure requirement arises to enable the Company to take such action as it deems necessary, including, without limitation, to seek an appropriate protective order and/or make known to the appropriate government or regulatory authority or court the proprietary nature of the Confidential Information and make any applicable claim of confidentiality with respect hereto;

(e)                                  so as to prevent the Employee from using his own personal skill, experience and knowledge in any business in which the Employee may be lawfully engaged after the Employment is ended, so long as this use is consistent with the Employee’s continuing obligations and duties to the Company, including without limitation those set forth in this Agreement; or

(f)                                   to prevent the Employee making a protected disclosure within the meaning of s43A of the Employment Rights Act 1996.

16.                               POST-TERMINATION COVENANTS

16.1                        For the purposes of clause 16 the term “Termination Date” shall mean the date of the termination of the Employment howsoever caused (including, without limitation, termination by the Company which is in repudiatory breach of this agreement).

16.2                        The Employee covenants with the Company (for itself and as trustee and agent for each other Group Company) that the Employee shall not, whether directly or indirectly, on the Employee’s own behalf or on behalf of or in conjunction with any other person, firm, company or other entity:

(a)                                 for the period of (subject to clause 16.3 below) 12 months following the Termination Date, solicit or entice away or endeavour to solicit or entice away from the Company or any Group Company any person, firm, company or other entity who is, or was, in the 12 months immediately prior to the Termination Date, a client of the Company or any Group Company with whom the Employee or his direct reports had personal contact or business dealings during the course of the Employment in that 12-month period. Nothing in this clause 16.2(a) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company;

(b)                                 for the period of (subject to clause 16.3 below) 12 months following the Termination Date, have any business dealings with or interfere with in any way any person, firm, company or other entity who is, or was, in the 12 months immediately prior to the Termination Date, a client of the Company or any Group Company with whom the Employee or his direct reports had personal contact or business dealings during the course of the Employment in that 12-month period.  Nothing in this clause 16.2(b) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company;

(c)                                  for the period of (subject to clause 16.3 below) 12 months following the Termination Date, have any business dealings with or interfere with in any way any person, firm, company or other entity who is, or was, in the 12 months immediately prior to the Termination Date, a Prospective Client of the Company or any Group Company with whom the Employee or his direct reports had personal contact or business dealings during the course of the Employment in that 12-month period.  Nothing in this clause 16.2 (c) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company; and

(d)                                 for the period of (subject to clause 16.3 below) 12 months following the Termination Date, solicit or entice away or endeavour to solicit or entice away any individual who is employed or engaged by the Company or any Group Company as an officer at Vice President level or above, a principal or partner or a sales and marketing or portfolio-management employee and with whom the Employee had business dealings during the course of the Employment in the 12-month period immediately prior to the Termination Date.

16.3                        The period during which the restrictions referred to in clauses 16.2(a), (b), (c) and (d) inclusive shall apply following the Termination Date shall be reduced by the amount of time during which, if at all, the Company suspends the Employee under the provisions of clause 14.1.

16.4                        The Employee agrees that if, during either the Employment or the period of the restrictions set out in clauses 16.2(a), (b), (c) and (d) inclusive (subject to the provisions of clause 16.3), the Employee receives an offer of employment or engagement, the Employee will provide a copy of clause 16 to the offeror as soon as is reasonably practicable after receiving the offer.

16.5                        The Employee will also be subject to various post-termination restrictions by virtue of his participation in the SOIP, pursuant to the terms of the SOIP.

17.                               WAIVER OF RIGHTS

If the Employment is terminated by either party and the Employee is offered re-employment by the Company (or employment with another Group Company) on terms no less favourable in all material respects than the terms of the Employment under this Agreement, the Employee shall have no claim against the Company in respect of such termination.

18.                               CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

18.1                        Subject to clause 18.2, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

18.2                        AMG shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this Agreement as if it were a party to this Agreement.

19.                               MISCELLANEOUS

19.1                        This Agreement, together with any other documents referred to in this Agreement, constitutes the entire agreement and understanding between the parties, and supersedes all other agreements both oral and in writing between the Company and the Employee.  The Employee acknowledge that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Employee’s contract of employment.

19.2                        The Employee represents and warrants to the Company that he will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied or of any other obligation binding on the Employee.

19.3                        Any notice to be given under this Agreement to the Employee may be served by being handed to the Employee personally or by being sent by recorded delivery first class post to the Employee at the Employee’s usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by recorded delivery first class post to its registered office for the time being.  Any notice served by post shall be deemed to have been served on the day (excluding Sundays and public and bank holidays) next following the date of posting and in proving such service it shall be sufficient proof that the envelope containing the notice was properly addressed and posted as a prepaid letter by recorded delivery first class post.

19.4                        This Agreement is governed by, and shall be construed in accordance with, the laws of England.

SIGNED by	)	/s/ Andrew Dyson
ANDREW DYSON	)	7/6/11

SIGNED by
for and on behalf of	)	/s/ John Kingston, III
the COMPANY	)	7/6/11